UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2015

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10765	23-2077891
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PENNSYLVANIA 19406

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On December 22, 2015, Universal Health Services, Inc. (the “Company”) and certain of its subsidiaries amended their existing accounts receivable securitization facility (the “Receivables Facility”) with a group of conduit lenders, liquidity banks, and PNC Bank, National Association, as administrative agent, which provides for borrowings outstanding from time to time by certain of the Company’s subsidiaries in exchange for undivided security interests in their respective accounts receivable.

The parties to the Receivables Facility entered into the Fourth Amendment (the “Amendment”) to the Amended and Restated Credit and Security Agreement, dated as of October 27, 2010, pursuant to which, among other things, (i) the term of the Receivables Facility was extended through December 21, 2018, (ii) the borrowing limit under the Receivables Facility was increased from $360 million to $400 million, and (iii) certain additional types of accounts receivable were added to the borrowing base. In addition, the program fee, facility fee and certain other fees were increased in connection with the Amendment. Substantially all other provisions of the Receivables Facility remain unchanged.

The foregoing summary description of the Amendment and the transactions contemplated thereby is not intended to be complete and is qualified in its entirety by the complete text of the Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference as it were fully set forth herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

10.1	Fourth Amendment to Amended and Restated Credit and Security Agreement, dated as of December 22, 2015.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Health Services, Inc.

By:	/s/ STEVE FILTON
Name:	Steve Filton
Title:	Senior Vice President and
Chief Financial Officer

Date: December 29, 2015

Exhibit Index

Exhibit Number	Exhibit Description

10.1	Fourth Amendment to Amended and Restated Credit and Security Agreement, dated as of December 22, 2015.